Exhibit 99.1

News Release

For information contact:
C. Brian Strickland	Lauren Harris
EVP, CFO, Treasurer & Corporate Secretary	Vice President, Marketing & Communications
(407) 650-1000	(407) 650-1205

CNL Hotels & Resorts Announces Plan to Sell Five Hotels for $109 Million

(ORLANDO, Fla.) July 15, 2005 - CNL Hotels & Resorts, Inc., the nation’s second largest hotel real estate investment trust, announced today that, through its subsidiaries, it has entered into an agreement with Pyramid Hotel Opportunity Venture LLC to sell five non-strategic hotel properties for $109 million, or $113,424 per key.
CNL Hotels & Resorts purchased the five properties - the DoubleTree Hotel San Diego/Del Mar, Hotel Rex (San Francisco), Beverly Heritage (Milpitas, Calif.), Hilton San Francisco Fisherman’s Wharf and Holiday Inn Columbia (S.C.) - in 2003 through its 57-hotel acquisition of RFS Hotel Investors, Inc. Collectively, the properties include a total of 961 rooms. The sale price represents a very favorable capitalization rate based on 2004 net operating income.
“This transaction aligns well with our long-term strategy to actively recycle capital through the sale of non-strategic assets, while also allowing us to concentrate on the ownership and acquisition of luxury resorts and upper-upscale properties,” stated Thomas J. Hutchison III, CEO of CNL Hotels & Resorts.
CNL Hotels & Resorts intends to use the proceeds from the sale to primarily retire existing long-term debt. The transaction, expected to close in third quarter of 2005, is subject to customary closing conditions and there can be no assurance the sale will be completed.

About CNL Hotels & Resorts, Inc.
CNL Hotels & Resorts, Inc. owns one of the most distinctive portfolios in the lodging industry. With a focus on luxury resorts and upper-upscale properties, the company has nearly $6 billion in total assets with 100 hotels and resorts across North America that operate under independent brands and corporate brands such as Marriott, Hilton and Hyatt. For more information, please visit www.cnlhotels.com.
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Safe Harbor Statement

Certain statements and information included in this release constitute “forward-looking statements” within the meaning of the federal securities laws and regulations. These forward-looking statements are based on current expectations, estimates and projections about future events, including but not limited to the sale of five properties and the expected use of proceeds from such sale. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CNL Hotels & Resorts, Inc. (the “Company”) to be materially different from any future results, performance, or achievements expressed or implied in such forward-looking statements. The Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Although the Company believes its current expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company can give no assurance that expectations will be attained or that the properties will be sold or, if sold, will be sold on the indicated terms.